Exhibit 99.1

Contact:

Suzanne Barton

Director, Investor Relations

(801) 584-1138

sbarton@myriad.com

MYRIAD GENETICS REPORTS FISCAL 2009 FINANCIAL RESULTS

– Net Income Rises 77%, Product Revenue Up 47% –

Salt Lake City, August 25, 2009 – Myriad Genetics, Inc. (NASDAQ: MYGN) today reported financial results for its fourth quarter and fiscal year ended June 30, 2009. It should be noted that as a result of the successful spin off of the Company’s pharmaceutical and research businesses on June 30, 2009, the Company’s financial statements include a new line for discontinued operations. The Company has reported as discontinued operations all of the expenses generated by the pharmaceutical and research businesses netted against pharmaceutical and research revenue. Financial results from continuing operations reflect only the activities of the Company’s molecular diagnostic business.

Financial Results – Fiscal Year 2009

Molecular diagnostic revenue for fiscal 2009 increased 47% to $326.5 million from $222.9 million in fiscal 2008. The revenue improvement in the 2009 fiscal year was due primarily to Myriad’s increased sales and marketing efforts, which have resulted in higher demand for the Company’s molecular diagnostic products.

Operating income more than doubled to $126.5 million from $61.6 million in fiscal 2008. Net income, including a loss from discontinued operations of $51.6 million, was $84.6 million or $0.86 per diluted share for fiscal 2009. This compares with fiscal 2008 net income, including a loss from discontinued operations of $26.5 million, of $47.8 million or $0.51 per diluted share.

Gross profit for fiscal 2009 was $283.3 million, or 87% of molecular diagnostic revenue, compared with $190.5 million, or 85% of molecular diagnostic revenue last year. The margin growth was primarily as a result of technology improvements and efficiency gains in the operation of the Company’s molecular diagnostics laboratory.

Research and development expense was $17.9 million for fiscal 2009, compared with $18.5 million for fiscal 2008. Selling, general and administrative expense was $138.9 million compared with $110.4 million in the prior year, reflecting a 26% increase in sales and marketing investments commensurate with the company’s 47% revenue growth.

Financial Results – Fiscal Fourth Quarter 2009

Molecular diagnostic revenue increased 33% to $86.1 million in the fourth quarter of fiscal 2009, from $64.7 million in the fourth quarter of last year. Operating income rose 80% to $34.5 million, compared to $19.2 million for the fiscal 2008 fourth quarter. Net income, including loss from discontinued operations of $13.1 million, was $23.6 million or $0.24 per diluted share. This compares with fiscal 2008 fourth quarter net income, including income from discontinued operations of $44.0 million which contained an extraordinary one-time license payment of $100.0 million, of $65.5 million or $0.70 per diluted share.

Gross profit was $74.9 million or 87% of molecular diagnostic revenue for the fiscal 2009 fourth quarter, compared with $55.6 million or 86% of molecular diagnostic revenue in last year’s fourth quarter. Research and development expense was $4.4 million for the fourth quarter of fiscal 2009, compared with $4.8 million for the fiscal 2008 fourth quarter. Selling, general and administrative expense was $36.0 million, compared with $31.6 million in the prior year fourth quarter.

“While our revenue growth has moderated during the second half of the fiscal year due to the current recession, we are comfortable with current research analyst consensus guidance for our 2010 fiscal year,” said Peter Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. “Additionally, we have recently implemented a number of measures in an attempt to spur sales. We have added 50 new professional sales representatives; accelerated our Midwest direct-to-consumer campaign, which began on August 17, 2009; renewed our South DTC campaign; and, expanded the Company’s OB/GYN Speaker Program to increase physician awareness about the new ACOG professional guidelines.”

At June 30, 2009, the Company had approximately $392 million in cash, cash equivalents and marketable investment securities, compared with $420 million at June 30, 2008. The 7% decrease resulted from the transfer of $188 million to Myriad Pharmaceuticals in conjunction with the spin off of that business, offset by $160 million of cash generated from operations and the exercise of employee stock options. The Company has no debt and no convertible securities.

Conference Call and Webcast

A conference call with Company management will be held on Tuesday, August 25, 2009, at 4:30 p.m. Eastern with investors and media to discuss these results and recent events. The dial-in number for domestic callers is (800) 909-7810. International callers may dial (212) 231-2900. All callers will be asked to reference reservation number 21433345. An archived replay of the call will be available for seven days by dialing (800) 633-8284 or (402) 977-9140, and entering the reservation number above. The conference call will also be audiocast over the Web and can be accessed through: www.myriad.com.

About Myriad Genetics

Myriad Genetics, Inc. is a leading healthcare company focused on developing and marketing novel molecular diagnostic products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

Myriad, the Myriad logo, BRACAnalysis, Colaris, Colaris AP, Melaris, TheraGuide, Prezeon, and OnDose are trademarks or registered trademarks of Myriad Genetics, Inc. in the United States and foreign countries. MYGN-F

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the continued improvement in molecular diagnostic revenues and continued higher demand for the Company’s molecular diagnostic products due to increased sales and marketing efforts; continued margin growth primarily as a result of technology improvements and efficiency gains in the Company’s molecular diagnostics laboratory operations; the moderation of our revenue growth during the second half of the fiscal year due to the current recession; our comfort with the current research analyst consensus guidance for our 2010 fiscal year; the timing, implementation and successful completion of a number of measures in an attempt to spur sales; and our ability to spur sales. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that sales and profit margins of our existing molecular diagnostic products may decline or will not continue to increase at historical rates; the risk that we may be unable to develop or achieve commercial success for additional molecular diagnostic products; the risk that licenses to the technology underlying our molecular diagnostic products and any future products are terminated or cannot be maintained on satisfactory terms; risks related to delays or other problems with manufacturing our products or operating our laboratory testing facilities; risks related to public concern over our products; risks related to regulatory developments or enforcement in the United States and foreign countries and changes in the structure of healthcare payment systems; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products and services; the risk that we or our licensors may be unable to protect the proprietary technologies underlying our products; the risk of patent-infringement claims or challenges of our patents; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2009, filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

– Financial Charts Follow –

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per share amounts)	Three Months Ended		Twelve Months Ended
	Jun. 30, 2009	Jun. 30, 2008	Jun. 30, 2009	Jun. 30, 2008
Molecular diagnostic revenue	$86,079	$64,678	$326,527	$222,855

Costs and expenses:
Molecular diagnostic cost of revenue	11,185	9,051	43,267	32,340
Research and development expense	4,381	4,823	17,914	18,482
Selling, general, and administrative expense	36,017	31,637	138,884	110,428

Total costs and expenses	51,583	45,511	200,065	161,250

Operating income	34,496	19,167	126,462	61,605

Other income (expense):
Interest income	2,661	2,935	12,478	13,709
Other	(455)	—	(2,493)	(320)

Total other income	2,206	2,935	9,985	13,389
Income from continuing operations before income taxes	36,702	22,102	136,447	74,994

Income tax provision	—	608	193	608

Income from continuing operations	36,702	21,494	136,254	74,386

Discontinued operations
Earnings (loss) from discontinued operations	(13,062)	44,048	(51,639)	(26,541)

Net income	$23,640	$65,542	$84,615	$47,845

Earnings (loss) per basic share
Continuing operations	$0.38	$0.24	$1.46	$0.84
Discontinued operations	(0.13)	0.49	(0.55)	(0.30)

Earnings per basic share	$0.25	$0.73	$0.91	$0.54

Earnings (loss) per diluted share
Continuing operations	$0.37	$0.23	$1.38	$0.80
Discontinued operations	(0.13)	0.47	(0.52)	(0.29)

Earnings per diluted share	$0.24	$0.70	$0.86	$0.51

Weighted average shares outstanding
Basic	95,656	89,310	93,492	88,378
Diluted	100,192	93,938	98,573	93,408

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	Jun. 30, 2009	Jun. 30, 2008
Cash, cash equivalents, and marketable investment securities	$392,225	$420,056
Trade receivables, net	44,617	40,663
Other receivables	688	4,769
Prepaid expenses	3,993	3,143
Equipment and leasehold improvements, net	22,623	30,026
Other assets	2,275	685

Total assets	$466,421	$499,342
Accounts payable and accrued liabilities	$32,169	$71,654
Deferred revenue	33	2,033
Stockholders’ equity	434,219	425,655

Total liabilities and stockholders’ equity	$466,421	$499,342

Note:	The Condensed Consolidated Balance Sheet as of June 30, 2009 reflects the separation of our drug development and research operations, Myriad Pharmaceuticals, Inc., including the contribution of $188 million in cash and securities as well as certain assets and liabilities.